Exhibit 99.1

BTU International Reports Fourth Quarter and Fiscal Year 2009 Results

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--March 2, 2010--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets, today announced its financial results for the fourth quarter and fiscal year ended on December 31, 2009.

Fourth quarter net sales were $12.1 million, down 2.4 percent compared to $12.4 million in the preceding quarter, and down 17.7 percent compared to $14.7 million for the same quarter a year ago. Net loss for the fourth quarter of 2009 was $3.9 million, or a loss of $0.42 per diluted share, compared to a net loss of $2.6 million, or a loss of $0.29 per diluted share, in the preceding quarter, and compared to a net loss of $2.2 million, or a loss of $0.23 per diluted share, in the fourth quarter of 2008.

Net sales for the year were $45.1 million, down 37.6 percent compared to $72.3 million for the year 2008. Net loss for 2009 was $14.6 million, or a loss of $1.58 per diluted share, compared to a net loss of $1.1 million, or a loss of $0.12 per diluted share, for the year 2008.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “Net sales of $12.1 million for the fourth quarter and $45.1 million for the year, were in line with our recent expectations. During 2009, we saw our electronics business decline by over fifty percent compared to 2008 and our solar business did not grow as compared to the prior year. Macroeconomic issues initiated a global downturn across the markets we serve. In the latter part of the year, we began to see a recovery in consumer spending, especially in China, which prompted a growth in our electronics assembly business. Similarly some selected investments started to take place in the solar industry, which resulted in an increase in our solar bookings in the fourth quarter.

"Our alternative energy business during the fourth quarter was mixed with an increase in solar bookings, but a small decline in solar revenues. Our nuclear business was up for the quarter.

“Our fourth quarter results were impacted by reserves and write offs for slow moving inventory in the amount of $1.2 million. These reserves and write offs were due to low levels of business, primarily for electronics. Cash flow for the year, although down by $2.1 million, was nevertheless well within budget due to strong working capital management. At year end, the cash balance was $25.4 million.

Outlook

“Although our forward looking visibility remains limited, near term, we expect strengthening in both our electronics and alternative energy businesses. Although our standard practice is not to provide specific forward-looking guidance, we are already nearing the end of the first quarter, so we will make an exception to advise that our expectation for the first quarter of 2010 is for net sales in the range of $15.5 to $16.5 million. This guidance incorporates the additional orders announced on December 8, 2009.

“Our clear strategic focus on growing our alternative energy business, including investing in the development of several new products for the solar industry, positions us to benefit from the expected growth of this business," concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the first quarter of 2010, in a conference call to be held today, March 2, at 5:00 p.m. Eastern Time. The dial-in number to participate in the conference call is (877) 419-6603. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through March 15, 2010, and can be accessed at this website or by phone at (888) 203-1112, pass code: 2121948.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's net sales forecast and expectation of growth in the electronics markets and growth in the alternative energy markets. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the acceptance of new products, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2009, and the company's Annual Report on Form 10-K for the year ended December 31, 2008. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of March 2, 2010, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net sales	$12,063	$14,685	$45,086	$72,266
Costs of goods sold	8,612	9,109	32,706	41,542

Gross profit	3,451	5,576	12,380	30,724

Operating expenses:

Selling, general and administrative	5,560	5,483	18,957	23,168
Research, development
and engineering	1,597	2,135	6,882	7,273

Operating income (loss)	(3,706)	(2,042)	(13,459)	283

Interest income	22	54	236	354
Interest expense	(169)	(160)	(673)	(697)
Other income (loss), net	(36)	462	(234)	41

Loss before provision
for income taxes	(3,889)	(1,686)	(14,130)	(19)

Provision for income taxes	16	475	435	1,077

Net loss	$(3,905)	$(2,161)	$(14,565)	$(1,096)

Loss per share:
Basic	$(0.42)	$(0.23)	$(1.58)	$(0.12)
Diluted	$(0.42)	$(0.23)	$(1.58)	$(0.12)

Weighted average number of
shares outstanding:
Basic shares	9,218,645	9,381,263	9,221,637	9,375,398
Effect of dilutive options	-	-	-	-

Diluted shares	9,218,645	9,381,263	9,221,637	9,375,398

Note - The above expenses include in 000's:

Stock-based compensation expense	$496	$350	$1,410	$1,197

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
Assets	2009	2008

Current assets
Cash and cash equivalents	$25,397	$27,464
Accounts receivable	10,333	15,450
Inventories	14,533	19,044
Other current assets	1,283	909

Total current assets	51,546	62,867

Property, plant and equipment, net	6,332	6,886

Other assets, net	916	1,562

Total assets	$58,794	$71,315

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$310	$290
Trade accounts payable	5,527	5,058
Other current liabilities	8,577	7,399

Total current liabilities	14,414	12,747

Long-term debt, less current portion	8,687	8,988

Total liabilities	23,101	21,735

Total stockholders' equity	35,693	49,580

Total liabilities and stockholders' equity	$58,794	$71,315

CONTACT:
Company Contact:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel